Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Pac-West Telecomm, Inc.

We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheets of Pac-West Telecomm, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders, equity, and cash flows and the related financial statement schedule for the years then ended, which report appears in the 2003 Annual Report on Form 10-K of Pac-West Telecomm, Inc., incorporated by reference herein.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and to our audit of the adjustments that were applied and disclosures added to revise the 2001 consolidated financial statements, as more fully described in note 4 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Pac-West Telecomm, Inc. and subsidiaries other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

Mountain View, California
August 12, 2004